Exhibit 16.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

February 16, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated February 16, 2012 of A5 Laboratories Inc. (the "Company") to be filed with the Securities and Exchange Commission and we disagree with the company’s statement that there were no disagreements on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

On February 14, 2012 we sent a letter of non-reliance to the Company informing them that we felt they had reported to us a material understatement in the number of shares they issued in exchange for ownership of software reported on their last annual financial statement. It was after this disagreement that we were dismissed as the auditor.

We cannot confirm or deny that the appointment of Berman & Company, P.A. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351